Exhibit 99.1
Vivint Smart Home Achieves Record 343K New Subscribers, Powering 9% Full Year Revenue Growth and Improving Cash Provided by Operating Activities by $448M

Fourth Quarter 2020 Highlights
•Total revenues increased by $24.7 million year over year to $332.5 million
•Net loss of $151.2 million vs. a net loss of $88.5 million in the prior year period
•Adjusted EBITDAa increased by $21.6 million year over year to $146.7 million
•Net cash provided by operating activities of $6.6 million, up $105.5 million from prior year period

Full Year 2020 Highlights
•Total revenues increased by $104.7 million year over year to $1,260.7 million
•Net loss of $484.2 million vs. a net loss of $395.9 million in the prior year
•Adjusted EBITDAa increased by $167.4 million year over year to $588.8 million
•1,695,498 Total Subscribers as of December 31, 2020, up over 9% year over year
•Attrition rate improved by 150 basis points year over year to 12.4%
•Net cash provided by operating activities of $226.7 million, up $448.3 million from prior year

Provo, UT – February 24, 2021 – Vivint Smart Home, Inc. (NYSE: VVNT), a leading smart home company, today reported financial and operating results for the fourth quarter and full year ended December 31, 2020.

“We met or exceeded all of our financial goals in a year marked by profound and unprecedented challenges, a testament to the favorable positioning of our end-to-end smart home platform and robust service offering heading into the pandemic,” said Todd Pedersen, CEO of Vivint. “As we turn our attention forward, we will continue the process of driving better consumer awareness of the Vivint brand on a national scale. Beyond this, now is also the right time to continue pushing new boundaries in delivering a transformative smart home experience to every home. Our vision is to extend our reach well beyond where it is today, by delivering additional services to the home—bridging even further to a truly autonomous home experience.”

a) This earnings release includes Adjusted EBITDA and Covenant Adjusted EBITDA, metrics that are not calculated in accordance with Generally Accepted Accounting Principles in the U.S. (GAAP). Covenant Adjusted EBITDA provides additional information to investors about the calculation of, and compliance with, certain financial covenants contained in the agreements governing the Company’s notes, and the credit agreements governing the Company’s revolving credit facility and term loan. See the Statement Regarding Non-GAAP Financial Measures section at the end of this earnings release for the definitions of Adjusted EBITDA and Covenant Adjusted EBITDA and reconciliations to their most directly comparable financial measure calculated in accordance with GAAP.

Revenue and Subscriber Data

Recurring and other revenue increased by $24.7 million, or 8% for the quarter ended December 31, 2020 as compared to the quarter ended December 31, 2019. The increase was primarily a result of:
•$29.0 million from an increase of approximately 9% in Total Subscribers; and
•$1.5 million in sales from certain pilot initiatives.
These were partially offset by a decrease of $6.1 million from a change in AMRU.

The Company added 58,554 New Subscribers for the quarter ended December 31, 2020, an increase of approximately 28% compared to 45,861 New Subscribers during the same period in 2019. Results by sales channel were as follows:
•Direct to Home added 14,590 New Subscribers for the quarter, an increase of approximately 49% compared to the same period in 2019, driven by an extension of the Summer sales season; and
•National Inside Sales added 43,964 New Subscribers for the quarter, an increase of 22% compared to the same period in 2019.
Recurring and other revenue increased $104.7 million, or 9% for the year ended December 31, 2020 as compared to the year ended December 31, 2019. The increase was primarily a result of:
•$92.1 million from an increase of approximately 9% in Total Subscribers;
•$9.1 million adjustment to reduce recurring and other revenue during the year ended December 31, 2019 related to a change in accounting estimate for RIC receivables associated primarily with subscribers originated in 2017 and 2018;
•$4.7 million in sales from certain pilot initiatives; and
•$2.4 million from a change in AMRU.
These were partially offset by decreases of:
•$2.8 million resulting from the spin-off of our wireless internet business in July 2019; and
•$0.7 million negative effect from currency translation when computed on a constant foreign currency basis.
The Company added 343,434 New Subscribers for the year ended December 31, 2020, an increase of approximately 9% compared to 316,403 New Subscribers during the same period in 2019. Results by sales channel were as follows:
•Direct to Home added 176,790 New Subscribers for the year, a decrease of 1.8% compared to 2019, driven by sales restrictions related to COVID-19, the reduction of retail installment contracts and the elimination of direct sales in Canada; and
•National Inside Sales added 166,644 New Subscribers for the year, an increase of approximately 22% compared to 2019.

Summary of Quarterly Key Financial and Portfolio Metrics
($ in millions, except for subscriber data)

	Dec 31,	Mar 31,	Jun 30,	Sep 30,	Dec 31,
	2019	2020	2020	2020	2020
Total Revenues	$307.8	$303.2	$306.0	$319.0	$332.5
Net Loss	$(88.5)	$(138.1)	$(87.0)	$(107.9)	$(151.2)
Adjusted EBITDA(a)	$125.1	$134.9	$152.7	$154.5	$146.7
Adjusted EBITDA Margin	40.6%	44.5%	49.9%	48.4%	44.1%
LTM Covenant Adjusted EBITDA(a)	$643.2	$683.5	$728.7	$771.6	$805.3
LTM Covenant Adjusted EBITDA Margin	55.6%	57.8%	60.3%	62.4%	63.9%
New Subscribers(1)	45,861	50,053	107,980	126,847	58,554
Total Subscribers(1)	1,552,541	1,548,201	1,610,642	1,687,892	1,695,498
Total Monthly Service Revenue(1)	$79.9	$78.6	$80.3	$82.8	$83.0
Avg Monthly Service Revenue per User(1)	$51.44	$50.75	$49.83	$49.06	$48.95
Total Monthly Revenue(1)	$102.6	$101.1	$102.0	$106.3	$110.8
Avg Monthly Revenue per User(1)	$65.98	$65.27	$64.66	$63.79	$65.35
Attrition Rate(2)	13.9%	14.1%	13.7%	12.8%	12.4%

(1) Excludes subscribers from sales pilot initiatives
(2) Attrition Rate is reported on LTM basis for each period end & excludes subscribers from internet business & sales pilot initiatives

Costs and Expenses

Operating expenses for the quarter ended December 31, 2020 decreased by $0.8 million, or 1%, as compared to the quarter ended December 31, 2019. This decrease included an $8.7 million increase in stock-based compensation primarily associated with grants of equity awards in 2020 and the vesting of rollover equity awards. Excluding stock-based compensation, operating expenses decreased by $7.9 million, or 8%, primarily due to decreases of:
•$6.9 million in equipment costs from lower excess and obsolete inventory, along with lower equipment pricing and usage; and
•$2.8 million in personnel and related support costs, due primarily to lower staffing levels and related travel as a result of COVID-19.
These were partially offset by an increase of $2.4 million in third-party contracted services.

Operating expenses for the year ended December 31, 2020 decreased by $16.7 million, or 5%, as compared to the year ended December 31, 2019. This decrease included a $20.1 million increase in stock-based compensation primarily associated with grants of equity awards in 2020 and the vesting of rollover equity awards. Excluding stock-based compensation, operating expenses decreased by $36.8 million, or 10%, primarily due to decreases of:
•$29.6 million in personnel and related support costs, due primarily to lower staffing levels and related travel as a result of COVID-19;
•$10.1 million in equipment costs from lower excess and obsolete inventory, along with lower equipment pricing and usage;
•$5.5 million in costs associated with our former wireless internet business which was spun out in July 2019; and
•$2.8 million in costs associated with our sales pilot initiatives.
These were partially offset by increases of:
•$6.3 million in third-party contracted servicing;
•$2.4 million in subcontractor monitoring costs; and
•$0.8 million in facility and housing costs.

Net Service Cost per Subscriber was $10.50 for the year ended December 31, 2020, which contributed to a net service margin of 79%, as compared to $13.73 and a net service margin of 74% for the same period in 2019.

Selling expenses, excluding capitalized contract costs, increased by $60.4 million, or 139%, for the quarter ended December 31, 2020 as compared to the quarter ended December 31, 2019. This increase included a $43.8 million increase in stock-based compensation primarily associated with grants of equity awards in 2020 and the vesting of rollover equity awards. Excluding stock-based compensation, selling expenses increased by $16.6 million, or 38%, primarily due to increases of:
•$12.8 million in marketing costs associated with branding and lead generation costs; and
•$4.0 million in personnel and related support costs.
These were partially offset by a decrease of $1.6 million in costs associated with our sale pilot initiatives.

Selling expenses, excluding capitalized contract costs, increased $109.2 million, or 56%, for the year ended December 31, 2020 as compared to the year ended December 31, 2019. This increase included a $101.4 million increase in stock-based compensation primarily associated with grants of equity awards in 2020 and the vesting of rollover equity awards. Excluding stock-based compensation, selling expenses increased by $7.8 million, or 4%, primarily due to increases of:
•$12.5 million in marketing costs associated with branding and lead generation costs;
•$3.6 million in information technology costs; and
•$2.2 million in personnel and related support costs.
These were partially offset by decreases of:
•$8.6 million in costs associated with sales pilot initiatives; and
•$1.8 million in facility and housing costs.

The Company’s Net Subscriber Acquisition Costs per New Subscriber were $139 for the last twelve months ended December 31, 2020, as compared to $1,018 for the same period in 2019. The average proceeds collected at point of sale during the last twelve months ended December 31, 2020 increased to $1,998 per New Subscriber as compared to $1,115 for the same period in 2019.

General and administrative expenses increased by $35.9 million, or 71%, for the quarter ended December 31, 2020 as compared to the quarter ended December 31, 2019. This increase included a $24.4 million increase in stock-based compensation expense primarily associated with grants of equity awards in 2020 and the vesting of rollover equity awards. Excluding stock-based compensation, general and administrative expenses increased by $11.5 million, or 23%, primarily due to increases of:
•$14.2 million in the loss contingency accrual; and
•$1.0 million in marketing costs.
These were offset by decreases of:
•$2.9 million in bad debt expenses; and
•$2.1 million in personnel and related support costs, due primarily to the organizational restructuring in March 2020 and lower benefits and travel costs related to COVID-19.

General and administrative expenses increased by $74.9 million, or 39%, for the year ended December 31, 2020 as compared to the year ended December 31, 2019. This increase included a $73.8 million increase in stock-based compensation expense primarily associated with grants of equity awards in 2020 and vesting of rollover equity awards. Excluding stock-based compensation, general and administrative expenses increased by $1.1 million, or 1%, primarily due to increases of:
•$24.4 million in the loss contingency accrual; and
•$2.4 million in legal and finance contracted service costs.
These were offset by decreases of:
•$14.8 million in personnel and related support costs, due primarily to the organizational restructuring in March 2020 and lower benefits and travel costs related to COVID-19;
•$5.3 million in costs associated with our former wireless internet business which was spun out in July 2019;
•$3.8 million in bad debt expenses; and
•$1.6 million in research and development costs.

Net Loss, Adjusted EBITDA and Covenant Adjusted EBITDA

Net loss increased by $62.7 million to $151.2 million for the quarter ended December 31, 2020, as compared to a net loss of $88.5 million for the same period in 2019. Adjusted EBITDA was up by $21.6 million to $146.7 million for the quarter ended December 31, 2020, as compared to Adjusted EBITDA of $125.1 million for the same period in 2019.

Net loss increased by $88.3 million to $484.2 million for the year ended December 31, 2020, as compared to a net loss of $395.9 million for the same period in 2019. Adjusted EBITDA was up by $167.4 million to $588.8 million for the year ended December 31, 2020, as compared to Adjusted EBITDA of $421.4 million for the same period in 2019.

Covenant Adjusted EBITDA was $805.3 million for the year ended December 31, 2020, as compared to Covenant Adjusted EBITDA of $643.2 million for the same period in 2019.

Liquidity

As of December 31, 2020, the Company’s liquidity position on a consolidated basis, defined as cash on hand, short-term marketable securities and available borrowing capacity under the Company’s revolving credit facility, was approximately $648.5 million.

The Company received $120.8 million of proceeds from the exercise of approximately 10.5 million warrants during the year ended December 31, 2020.

Certain Credit Statistics
The Company’s net leverage ratio, defined as the ratio of net debt to LTM Covenant Adjusted EBITDA, was 3.1x at December 31, 2020.

Financial Outlook
“The fundamental characteristics of our financial model remain highly attractive, particularly the contractual, recurring revenue that provides long-term visibility and predictability to our business,” said Dale R. Gerard, CFO of Vivint. “We have several initiatives in 2021 that we believe will continue to fuel our leadership position in smart home and beyond. In terms of guidance, we expect to end 2021 with:
•Approximately 1.80 to 1.85 million total subscribers,
•Full year revenue between $1.38 and $1.42 billion dollars, and
•Full year adjusted EBITDA between $640 and $655 million dollars.”

A reconciliation of Adjusted EBITDA to Net Loss is not available on a forward-looking basis without unreasonable efforts due to the high variability, complexity and uncertainty with respect to forecasting and quantifying certain amounts that are necessary for such reconciliation, including Net Loss and adjustments that could be made for impairment charges, restructuring charges and the timing and magnitude of other amounts included in the reconciliation. For the same reasons, we are unable to address the probable significance of the unavailable information, which could have a potentially unpredictable, and potentially significant, impact on our future GAAP financial results.

Conference Call
Vivint will host a conference call and webcast to discuss the quarterly results at 5:00 p.m. ET / 3:00 p.m. MT today, February 24, 2021. To join the live webcast and conference call, please visit the Investor Relations section of the Vivint website, https://investors.vivint.com/events-and-presentations/events/default.aspx.
Investors and participants can register for the telephonic version of the call in advance by visiting http://www.directeventreg.com/registration/event/3352346. After registering, instructions will be shared on how to join the call including dial-in information, as well as a unique passcode and registrant ID. At the time of the call, registered participants will dial in using the numbers from the confirmation email, and upon entering their unique passcode and ID, will be entered directly into the conference.
A financial results presentation and online access to join the webcast will be available immediately before the call on the Investor Relations section of the Company’s website at https://investors.vivint.com/events-and-presentations/events/default.aspx. A replay of the webcast will be available for 30 days on the Investor Relations section of the Company’s website at https://investors.vivint.com/home/default.aspx following the completion of the webcast and conference call.
About the Company
Vivint is a leading smart home company in North America. Vivint delivers an integrated smart home system with in-home consultation, professional installation and support delivered by its Smart Home Pros, as well as 24-7 customer care and monitoring. Dedicated to redefining the home experience with intelligent products and services, Vivint serves approximately 1.7 million customers. For more information, visit https://www.vivint.com.
Forward-Looking Statements
This earnings release and accompanying conference call include certain forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995, including statements regarding, among other things, the Company’s plans, strategies and prospects, both business and financial, including without limitation statements regarding the potential impact of the COVID-19 pandemic on the Company’s business and results of operations and the information under the heading “Financial Outlook” in this press release. These statements are based on the beliefs and assumptions of the Company’s management. Although the Company believes that its plans, intentions and expectations reflected in or suggested by these forward-looking statements are reasonable, the Company cannot assure you that it will achieve or realize these plans, intentions or expectations. Forward-looking statements are inherently subject to risks, uncertainties and assumptions. Generally, statements that are not historical facts, including statements concerning our possible or assumed future actions, business strategies, events or results of operations, are forward-looking statements. These statements may be preceded by, followed by or include the words “believes,” “estimates,” “expects,” “projects,” “forecasts,” “may,” “will,” “should,” “seeks,” “plans,” “scheduled,” “anticipates” or “intends” or similar expressions.

Forward-looking statements are not guarantees of performance. You should not put undue reliance on these statements which speak only as of the date hereof. You should understand that the following important factors, in addition to those discussed in our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2020, as filed on May 11, 2020 and our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2020, as filed on August 6, 2020, as such factors may be updated from time to time in the Company’s periodic filings with the SEC, could affect our future results and could cause those results or other outcomes to differ materially from those expressed or implied in our forward-looking statements:
•the duration and scope of the COVID-19 pandemic;
•actions governments, the company’s counterparties, and the company’s customers or potential customers take in response to the COVID-19 pandemic;
•the impact of the pandemic and actions taken in response to the pandemic on the global economies and economic activity;
•the pace of recovery when the COVID-19 pandemic subsides;
•the impact of the COVID-19 pandemic on our liquidity and capital resources, including the impact of the pandemic on our customers and timing of payments, the sufficiency of credit facilities, and the company’s compliance with lender covenants;
•the ineffectiveness of steps we take to reduce operating costs;
•risks of the smart home and security industry, including risks of and publicity surrounding the sales, subscriber origination and retention process;
•the highly competitive nature of the smart home and security industry and product introductions and promotional activity by our competitors;
•litigation, complaints, product liability claims and/or adverse publicity;
•the impact of changes in consumer spending patterns, consumer preferences, local, regional, and national economic conditions, crime, weather, demographic trends and employee availability;
•adverse publicity and product liability claims;
•increases and/or decreases in utility and other energy costs, increased costs related to utility or governmental requirements;
•cost increases or shortages in smart home and security technology products or components;
•the introduction of unsuccessful new Smart Home Services;
•privacy and data protection laws, privacy or data breaches, or the loss of data;
•the impact to our business, results of operations, financial condition, regulatory compliance and customer experience of the Vivint Flex Pay plan; and
•risks related to our exposure to variable rates of interest with respect to its revolving credit facility and term loan facility.

In addition, the origination and retention of new subscribers will depend on various factors, including, but not limited to, market availability, subscriber interest, the availability of suitable components, the negotiation of acceptable contract terms with subscribers, local permitting, licensing and regulatory compliance, and our ability to manage anticipated expansion and to hire, train and retain personnel, the financial viability of subscribers and general economic conditions.
The Company undertakes no obligations to update or revise publicly any forward-looking statements, whether a result of new information, future events, or otherwise, except as required by law.
Certain Definitions
Total Subscribers - is the aggregate number of active smart home and security subscribers at the end of a given period.
Total Monthly Revenue - or Total MR, is the average monthly total revenue recognized during the period.
Average Monthly Revenue per User - or AMRU, is Total MR divided by average monthly Total Subscribers during a given period.
Total Monthly Service Revenue - or MSR, is the contracted recurring monthly service billings to our smart home and security subscribers, based on the Total Subscribers number as of the end of a given period.

Average Monthly Service Revenue per User - or AMSRU, is Total MSR divided by Total Subscribers at the end of a given period.
Adjusted EBITDA Margin - is Adjusted EBITDA as a percent of revenue.
Covenant Adjusted EBITDA Margin - is Covenant Adjusted EBITDA as a percent of revenue.
Attrition Rate - is the aggregate number of canceled smart home and security subscribers during the prior 12 month period divided by the monthly weighted average number of Total Subscribers based on the Total Subscribers at the beginning and end of each month of a given period. Subscribers are considered canceled when they terminate in accordance with the terms of their contract, are terminated by us or if payment from such subscribers is deemed uncollectible (when at least four monthly billings become past due). If a sale of a service contract to third parties occurs, or a subscriber relocates but continues their service, we do not consider this as a cancellation. If a subscriber transfers their service contract to a new subscriber, we do not consider this a cancellation.
Average Subscriber Lifetime - in number of months, is 100% divided by our expected long-term annualized attrition rate (which is currently estimated at 13%) multiplied by 12 months.
Net Service Cost per Subscriber - is the average monthly service costs incurred during the period (both period and capitalized service costs), including monitoring, customer service, field service and other service support costs, less total non-recurring smart home services billings and cellular network maintenance fees for the period, divided by average monthly Total Subscribers for the same period.
Net Service Margin - is the monthly average MSR for the period, less total average net service costs for the period divided by the monthly average MSR for the period.
New Subscribers - is the aggregate number of net new smart home and security subscribers originated during a given period. This metric excludes new subscribers acquired by the transfer of a service contract from one subscriber to another.
Net Subscriber Acquisition Costs per New Subscriber - is the net cash cost to create new smart home and security subscribers during a given 12 month period divided by New Subscribers for that period. These costs include commissions, Products, installation, marketing, sales support and other allocations (general and administrative and overhead); less upfront payments received from the sale of Products associated with the initial installation, and installation fees. Upfront payments reflect gross proceeds prior to deducting fees related to consumer financing of Products. These costs exclude capitalized contract costs and upfront proceeds associated with contract modifications.
Total Monthly Service Revenue for New Subscribers - is the contracted recurring monthly service billings to our New Subscribers during the prior 12-month period.
Total bookings - is Total Monthly Service Revenue for New Subscribers multiplied by Average Subscriber Lifetime, plus total Product revenue to be recognized over the contract term from New Subscribers during the prior 12 month period.
Total backlog - is total unrecognized Product revenue plus total Service revenue expected to be recognized over the remaining subscriber lifetime for Total Subscribers.
Average Monthly Service Revenue per New Subscriber - is the Total Monthly Service Revenue for New Subscribers divided by New Subscribers during the prior 12-month period.

VIVINT SMART HOME, INC. and SUBSIDIARIES
Consolidated Statements of Operations
(In thousands)
(Unaudited)

	Three Months Ended Dec 31,		Years Ended Dec 31,
	2020	2019	2020	2019
Revenues:
Recurring and other revenue	$332,536	$307,835	$1,260,730	$1,155,981
Costs and expenses:
Operating expenses	95,218	94,437	352,585	369,285
Selling expenses	103,871	43,494	302,547	193,359
General and administrative expenses	86,432	50,597	267,130	192,182
Depreciation and amortization	147,442	140,179	570,831	543,440
Restructuring expenses	—	—	20,941	—
Total costs and expenses	432,963	328,707	1,514,034	1,298,266
Loss from operations	$(100,427)	$(20,872)	$(253,304)	$(142,285)
Other expenses (income):
Interest expense	50,380	65,216	221,175	260,014
Interest income	(421)	—	(708)	(23)
Other (income) loss, net	(277)	461	9,104	(7,665)
Total other expenses	49,682	65,677	229,571	252,326
Loss before income taxes	(150,109)	(86,549)	(482,875)	(394,611)
Income tax expense	1,041	1,917	1,365	1,313
Net loss	$(151,150)	$(88,466)	$(484,240)	$(395,924)

VIVINT SMART HOME, INC. and SUBSIDIARIES
Consolidated Balance Sheets
(In thousands)
(Unaudited)

	December 31,
	2020	2019
ASSETS
Current Assets:
Cash and cash equivalents	$313,799	$4,549
Accounts and notes receivable, net	65,572	64,216
Inventories	47,299	64,622
Prepaid expenses and other current assets	14,338	18,063
Total current assets	441,008	151,450

Property, plant and equipment, net	52,379	61,088
Capitalized contract costs, net	1,318,498	1,215,249
Deferred financing costs, net	1,667	1,123
Intangible assets, net	111,474	177,811
Goodwill	837,077	836,540
Operating lease right-of-use assets	52,880	65,320
Long-term notes receivables and other assets, net	62,510	95,827
Total assets	$2,877,493	$2,604,408
LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current Liabilities:
Accounts payable	$81,364	$86,554
Accrued payroll and commissions	87,943	72,642
Accrued expenses and other current liabilities	239,755	139,389
Deferred revenue	323,494	234,612
Current portion of notes payable, net	9,500	461,420
Current portion of operating lease liabilities	12,135	11,640
Current portion of finance lease liabilities	3,356	7,708
Total current liabilities	757,547	1,013,965

Notes payable, net	2,372,235	2,471,659
Notes payable, net - related party	443,865	103,634
Revolving line of credit	—	245,000
Finance lease liabilities, net of current portion	2,460	5,474
Deferred revenue, net of current portion	618,401	405,786
Operating lease liabilities	49,692	63,477
Other long-term obligations	119,374	80,540
Deferred income tax liabilities	1,265	2,231
Total liabilities	4,364,839	4,391,766
Total stockholders’ deficit	(1,487,346)	(1,787,358)
Total liabilities and stockholders’ deficit	$2,877,493	$2,604,408

VIVINT SMART HOME, INC. and SUBSIDIARIES
Summary Cash Flow Data
(In thousands)
(Unaudited)

	Three Months Ended Dec 31,		Years Ended Dec 31,
	2020	2019	2020	2019
Net cash provided by (used in) operating activities	$6,624	$(98,842)	$226,664	$(221,592)
Net cash used in investing activities	(2,959)	(3,147)	(11,663)	(5,612)
Net cash provided by financing activities	14,382	103,616	94,112	218,914
Effect of exchange rate changes on cash	70	44	137	66
Net increase (decrease) in cash and cash equivalents	18,117	1,671	309,250	(8,224)

Cash and cash equivalents:
Beginning of period	295,682	2,878	4,549	12,773
End of period	$313,799	$4,549	$313,799	$4,549

Statement Regarding Non-GAAP Financial Measures

Adjusted EBITDA

Adjusted EBITDA is defined as net income (loss) before interest, taxes, depreciation, amortization, stock-based compensation (or non-cash compensation), certain financing fees, and certain other non-recurring expenses or gains.
Adjusted EBITDA is not defined under GAAP and is subject to important limitations. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and non-GAAP financial measures as used by the Company may not be comparable to similarly titled amounts used by other companies.

Management believes that the presentation of Adjusted EBITDA is useful to investors because it is frequently used by securities analysts, investors, and other interested parties in their evaluation of the operating performance of companies in industries similar to ours. In addition, targets based on Adjusted EBITDA are among the measures we use to evaluate our management’s performance for purposes of determining their compensation under our incentive plans.

Adjusted EBITDA and other non-GAAP financial measures have important limitations as analytical tools and you should not consider them in isolation or as substitutes for analysis of our results as reported under GAAP.

Covenant Adjusted EBITDA

“Covenant Adjusted EBITDA” is defined as net income (loss) before interest expense (net of interest income), income and franchise taxes and depreciation and amortization (including amortization of capitalized subscriber acquisition costs), further adjusted to exclude the effects of certain contract sales to third parties, non-capitalized subscriber acquisition costs, stock-based compensation and certain unusual, non-cash, non-recurring and other items permitted in certain covenant calculations under the agreements governing our Notes, the credit agreement governing the 2025 Term Loan B and the credit agreement governing our revolving credit facility.

We believe that the presentation of Covenant Adjusted EBITDA is appropriate to provide additional information to investors about the calculation of, and compliance with, certain financial covenants contained in the agreements governing the Notes, the credit agreements governing the revolving credit facility and the 2025 Term Loan B. We caution investors that amounts presented in accordance with our definition of Covenant Adjusted EBITDA may not be comparable to similar measures disclosed by other issuers, because not all issuers and analysts calculate Covenant Adjusted EBITDA in the same manner.

Covenant Adjusted EBITDA is not a measurement of our financial performance under GAAP and should not be considered as an alternative to net loss or any other performance measures derived in accordance with GAAP or as an alternative to cash flows from operating activities as a measure of our liquidity.
See the following tables for quantitative reconciliations of Adjusted EBITDA and Covenant Adjusted EBITDA for historical periods to Net Loss, which we believe is the most comparable financial measure calculated in accordance with GAAP.

VIVINT SMART HOME, INC. and SUBSIDIARIES
Reconciliation of Non-GAAP Financial Measures
(In millions)
(Unaudited)

	Three Months Ended					Years Ended
	Dec 31,	Sep 30,	Jun 30,	Mar 31,	Dec 31,	Dec 31,	Dec 31,	Dec 31,
	2020	2020	2020	2020	2019	2020	2019	2018
Net loss	$(151.2)	$(107.9)	$(87.0)	$(138.1)	$(88.5)	$(484.2)	$(395.9)	$(472.6)
Interest expense, net	49.9	51.0	54.5	65.1	65.2	220.5	260.0	245.2
Income tax expense (benefit), net	1.1	0.2	0.9	(0.8)	1.9	1.4	1.3	(1.6)
Depreciation	4.4	4.9	5.2	5.7	6.2	20.2	25.7	25.0
Amortization (i)	142.9	139.1	135.0	133.6	134.0	550.6	517.7	489.0
Stock-based compensation (ii)	77.9	57.8	46.8	17.0	0.8	199.5	3.8	2.2
MDR fee (iii)	8.7	7.7	6.0	5.2	5.0	27.6	16.5	8.7
Loss contingency (iv)	13.2	10.0	—	—	—	23.2	—	—
Restructuring expenses (v)	—	—	—	20.9	—	20.9	—	—
Other (income) expense, net (vi)	(0.2)	(8.3)	(8.7)	26.3	0.5	9.1	(7.7)	(17.7)
Adjusted EBITDA	$146.7	$154.5	$152.7	$134.9	$125.1	$588.8	$421.4	$278.2

(i)Excludes loan amortization costs that are included in interest expense.
(ii)Reflects non-cash compensation costs related to employee and director stock incentive plans.
(iii)Costs related to financing fees incurred under the Vivint Flex Pay program.
(iv)Reflects an increase to the loss contingency accrual relating to regulatory matters.
(v)Employee severance and termination benefits expenses associated with restructuring plans.
(vi)Amounts for the three months ended March 31, 2020 include adjustment to eliminate $16.9 million from expenses included in debt modification and extinguishment.

VIVINT SMART HOME, INC. and SUBSIDIARIES
Reconciliation of Non-GAAP Financial Measures
(In millions)
(Unaudited)

	LTM Period Ended
	Dec 31,	Sep 30,	Jun 30,	Mar 31,	Dec 31,	Dec 31,
	2020	2020	2020	2020	2019	2018
Net loss	$(484.2)	$(421.6)	$(416.0)	$(444.9)	$(395.9)	$(472.6)
Interest expense, net	220.5	235.7	250.0	261.3	259.9	244.8
Other expense (income), net	9.1	9.8	12.4	20.9	(7.6)	33.0
Gain on sale of spectrum (i)	—	—	—	—	—	(50.4)
Income tax expense (benefit), net	1.4	2.2	2.3	0.8	1.3	(1.6)
Restructuring expenses (ii)	20.9	20.9	20.9	20.9	—	4.6
Depreciation and amortization (iii)	89.6	94.3	98.3	103.1	106.2	115.9
Amortization of capitalized contract costs	481.2	469.3	458.8	448.4	437.2	398.2
Non-capitalized contract costs (iv)	268.5	256.8	259.3	277.6	273.9	276.4
Non-cash compensation (v)	199.5	122.5	65.9	20.0	3.8	2.3
Other Adjustments (vi)	86.5	72.2	62.9	65.0	53.2	64.3
Adjustment for change in accounting principle (Topic 606) (vii)	(87.7)	(90.5)	(86.1)	(89.6)	(88.8)	(77.2)
Covenant Adjusted EBITDA	$805.3	$771.6	$728.7	$683.5	$643.2	$537.7

(i)Gain on sale of spectrum intangible assets during the year ended December 31, 2018.
(ii)Employee severance and termination benefits expenses associated with restructuring plans.
(iii)Excludes loan amortization costs that are included in interest expense.
(iv)Reflects subscriber acquisition costs that are expensed as incurred because they are not directly related to the acquisition of specific subscribers. Certain other industry participants purchase subscribers through subscriber contract purchases, and as a result, may capitalize the full cost to purchase these subscriber contracts, as compared to our organic generation of new subscribers, which requires us to expense a portion of our subscriber acquisition costs under GAAP.
(v)Reflects non-cash compensation costs related to employee and director stock option plans.
(vi)Other Adjustments includes certain items such as product development costs, Blackstone monitoring fee, loss contingencies, certain legal and professional fees, expenses associated with retention bonuses, relocation and severance payments, and certain other adjustments.
(vii)Adjustments to eliminate the impact of the Company's adoption of Accounting Standards Codification Topic 606, Revenue from Contracts with Customers.

Contact:

Nate Stubbs
VP, Investor Relations
801-221-6724
ir@vivint.com